EXHIBIT 21


                     SUBSIDIARIES OF RIVERWAY HOLDINGS, INC.

NAME OF SUBSIDIARY                              JURISDICTION OF INCORPORATION
------------------                              -----------------------------
Riverway Holdings of Delaware, Inc.                   Delaware
Riverway Bank                                         Texas
Hydrox Holdings, Inc.                                 Texas